Exhibit 99.1

Investor Relations Contact:

Karen Fisher

Vice President, Investor Relations & Compliance

BakBone Software, Inc.

858-795-7525

karen.fisher@bakbone.com

Media Contact:

Dani Kenison

Director, Corporate Communications

BakBone Software, Inc.

858-795-7584

dani.kenison@bakbone.com

BAKBONE SOFTWARE NAMES DOUGLAS S. LINDROTH

AS CHIEF FINANCIAL OFFICER

SAN DIEGO, CA - April 27, 2006 — BakBone Software (TSX: BKB ; PK: BKBO ), a global provider of heterogeneous integrated data protection solutions, today announced that Douglas Lindroth, 39, has been appointed chief financial officer, effective immediately.

Most recently, Lindroth was senior vice president and chief financial officer for Memec Group Holdings Limited, a privately held company and the world’s leading specialty semiconductor distributor located throughout 42 countries with annual revenue of approximately $2.3 billion. Promoted to CFO in 2003, Lindroth’s global responsibilities for the company included all financial operations and legal affairs.

During his nine year tenure at Memec, Lindroth led a global finance, legal and strategic planning staff of 130 people. Lindroth directed the upgrade of all regional finance management processes and procedures to address Sarbanes-Oxley requirements, including the implementation of a global financial ERP system that resulted in significant process improvements, financial reporting capabilities and expedited monthly closings. Lindroth held other Memec positions including vice president of finance for the Americas, chief administrative officer for Atlas Business Services, a subsidiary of Memec, and controller of the Americas.

In July 2005 Memec was acquired by Avnet, Inc., with Lindroth acting as an integral member of the negotiation and due diligence team. Prior to the Avnet acquisition, Lindroth was intimately involved in preparing Memec’s S-1 registration statement with the Securities and Exchange Commission for a June 2004 $400 million initial public offering which was subsequently withdrawn due to unfavorable market conditions.

Prior to his work at Memec, Lindroth was a senior audit manager with KPMG from 1990 to 1997. In addition to his auditing responsibilities, he served as recruiting manager for the San Diego office of KPMG.

Lindroth is a graduate of San Diego State University with a BA cum laude in Business Administration with an emphasis in accounting. In addition to holding a CPA license in California, Lindroth is a member of the Finance Executives Institute.

“We are extremely pleased to welcome Doug to the senior leadership team at BakBone Software,” commented Jim Johnson, BakBone’s president and CEO. “Doug brings a very strong and definable worldwide financial and operational background to the company. As the former CFO of a multi-billion dollar global operation, his depth of knowledge and experience will be a tremendous boost in orchestrating the growth at BakBone.”

John Fitzgerald has resigned from his position as chief financial officer to pursue other interests. The Board expressed its appreciation for Fitzgerald’s efforts on behalf of BakBone during the past five years and wishes him well in future endeavors.

Additional information can be found in the Form 8-K which will be filed today with the Securities and Exchange Commission.

About BakBone Software, Inc.

BakBone Software is a leading international data protection solution provider that develops and distributes heterogeneous data backup, restore, disaster recovery, replication and storage reporting software for network storage and open-systems environments. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small- to medium-sized businesses. Founded in 2000, BakBone products are used by Fortune 1000 corporations and domestic and international government entities. Distributed through a select global network of strategic partners, resellers and solution providers, interested companies can learn more information about BakBone’s products and services and its newly introduced IDP vision at www.bakbone.com or email info@bakbone.com.

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